A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REVELATION BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-3898466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4660 La Jolla Village Drive, Suite 100

San Diego, CA 92122

(Address of principal executive offices, including zip code)

Revelation Biosciences, Inc. 2026 Equity Inducement Plan

Standalone Inducement Award

(Full title of the plans)

James Rolke, Chief Executive Officer

Revelation Biosciences, Inc.

4660 La Jolla Village Drive, Suite 100

San Diego, CA 92122

650-800-3717

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joseph P. Galda

J.P. Galda & Co.

40 East Montgomery Avenue LTW 220

Philadelphia, PA 19003

Telephone: 215-815-1534

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller Reporting Company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Registration Statement is being filed for the purpose of registering 750,000 shares of common stock, par value $0.001 (“Common Stock”), of Revelation Biosciences, Inc. (the “Registrant”) issuable under the 2026 Equity Inducement Plan (the “Inducement Plan”) and 22,500 shares of Common Stock of that certain Non-Plan Employee Inducement Restricted Stock Unit Award Agreement between the Registrant and Kyle Chaykowski, dated January 8, 2026.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which are incorporated by reference in this Section 10(a) Prospectus) and any other documents required to be delivered to eligible employees and nonemployee directors pursuant to Rule 428(b) are available, without charge, by contacting:

Chester S. Zygmont, III, Chief Financial Officer

Revelation Biosciences, Inc.

4660 La Jolla Village Drive, Suite 100

San Diego, California 92122

650-800-3717

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, as filed with the SEC by Revelation Biosciences, Inc., a Delaware corporation (File No. 001-39603) (the “Company”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act are hereby incorporated by reference:

(i)	Annual Report on Form 10-K for the period ended December 31, 2025, filed with the SEC on February 26, 2026 (the “Registrant Annual Report”);

(ii)	The Company's Current Reports on Form 8-K filed on January 22, 2026, January 29, 2026, February 26, 2026, and March 19, 2026;

(iii)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant Annual Report; and

(iv)	The description of the Company’s common stock filed as Exhibit 4.19 to the Registrant's Annual Report.

All other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment to this registration statement that indicate that all securities offered hereby have been sold, or that deregisters all such securities remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Third Amended and Restated Certificate of Incorporation, as amended (the “Charter”) and our Second Amended and Restated Bylaws, as amended (the “Bylaws”) that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Charter also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that:

●	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●

we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our amended and restated bylaws are not exclusive.

Our Charter and our Bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Title of Document	Location
4.1	Common Stock Specimen	Incorporated by reference to Exhibit 4.19 of the Registrant's Annual Report on Form 10-K filed on February 26, 2026
5.1	Opinion of J.P. Galda & Co.	This filing
10.1	Revelation Biosciences, Inc. 2026 Equity Inducement Plan	This filing
10.2	Non-Plan Employee Inducement Restricted Stock Unit Award Agreement between the Registrant and Kyle Chaykowski dated January 8, 2026	This filing
23.1	Baker Tilly US, LLP	This filing
23.2	Consent of J.P. Galda & Co.	Included in Exhibit 5.1
24.1	Power of Attorney	See signature page to this filing
107	Filing Fee Table	This filing

Item 9. Undertakings

Undertaking Required by Item 512(a) of Regulation S-K: The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Required by Item 512(b) of Regulation S-K: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Undertaking Required by Item 512(h) of Regulation S-K: Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on the 15th day of April, 2026.

REVELATION BIOSCIENCES, INC.

By:	/s/ James Rolke
James Rolke
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Chester S. Zygmont, III, as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Name and Signature	Title	Date

/s/ James Rolke	Chief Executive Officer and Director	April 15, 2026
James Rolke

/s/ Chester S. Zygmont, III	Chief Financial Officer and	April 15, 2026
Chester S. Zygmont, III	Principal Accounting Officer

/s/ Jennifer Carver	Director	April 15, 2026
Jennifer Carver

/s/ Jess Roper	Director	April 15, 2026
Jess Roper

/s/ Lakhmir Chawla	Director	April 15, 2026
Lakhmir Chawla, M.D.